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                                                                     Exhibit 3.1

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              EVENFLO COMPANY, INC.

          Evenflo Company, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Company"), hereby certifies as follows:

          1. The name of the Company is Evenflo Company, Inc. The Company was initially incorporated under the name of Evenflo Juvenile Furniture Company, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was October 1, 1992.

          2. The Board of Directors of the Company has duly adopted this amendment and restatement of the Certificate of Incorporation in accordance with the provisions of Sections 141(f), 242 and 245 of the Delaware General Corporation Law.

          3. The stockholders of the Company have duly adopted this amendment and restatement of the Certificate of Incorporation in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

          4. The text of the Certificate of Incorporation is hereby amended and restated to read as herein set forth in full:

          FIRST: The name of the Company is Evenflo Company, Inc.

          SECOND: The registered office of the Company is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801 and the registered agent is The Corporation Trust Company.

          THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

          FOURTH: A. The total number of shares of capital stock that the Company is authorized to issue is 35,000,000 shares, of which 25,000,000 shares are common stock, par value $1.00 per share (hereinafter referred to as "Common Stock"), and 10,000,000 shares are preferred stock, par value $1.00 per share ("Company Preferred Stock"), including 1,000,000 shares of variable rate cumulative preferred stock, par value $1.00 per share (hereinafter referred to as "Variable Rate Cumulative Preferred Stock"), with a liquidation preference of $100.00 per share plus the amount of any accrued and unpaid dividends on such share (the "Liquidation Preference").


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          B. The Company is authorized to issue two classes of Common Stock, to be designated as respectively Class A Common Stock ("Class A Common Stock") and non-voting Class B Common Stock ("Class B Common Stock"). The total number of shares of Class A Common Stock that the Company is authorized to issue is 20,000,000. The total number of shares of Class B Common Stock that the Company is authorized to issue is 5,000,000. Holders of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held by such holder. Class B Common Stock shall have no voting powers and holders of Class B Common Stock shall not be entitled to any votes with respect to such shares of Class B Common Stock held by such holder, except as required pursuant to applicable law.

          C. The Company Preferred Stock may be issued from time to time in one or more series with such designations as may be stated in the resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors or a duly authorized committee thereof. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions of this Article Fourth, for each such series the number of shares constituting such series and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors or a duly authorized committee thereof under the Delaware General Corporation Law.

          D. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock of the Company irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law or any corresponding provision that may hereafter be enacted.

          E. On the date of filing of this Restated Certificate of Incorporation in the Office of the Secretary of State of Delaware, each share of Common Stock of the Company then outstanding shall be reclassified as 5,000 shares of Class A Common Stock, par value $1.00 per share.

          F. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Variable Rate Cumulative Preferred Stock are as follows:


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          1. Rank.

          The Variable Rate Cumulative Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank senior to all classes of common stock of the Company and each other class of Capital Stock (as defined below) or series of preferred stock. (All equity securities of the Company to which the Variable Rate Cumulative Preferred Stock ranks senior are collectively referred to herein as "Junior Securities").

          2. Dividends.

          (a) Beginning on the date of original issuance (the "Original Issue Date"), the Holders of the outstanding shares of Variable Rate Cumulative Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends. All dividends shall be cumulative, whether or not earned or declared, from the Original Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the Original Issue Date, at a rate (the "Dividend Rate") applied to the Liquidation Preference (as adjusted for accrued and unpaid dividends). The Dividend Rate for the Initial Dividend Period shall be 14.000% per annum and for each subsequent 360 day period (each a "Subsequent Dividend Period") shall be the rate determined in accordance with subparagraph (g) below. Each such dividend shall be payable to Holders of record as they appear on the stock books of the Company on such record dates, not less than ten (10) nor more than sixty (60) days preceding the Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends shall cease to accrue in respect of the Variable Rate Cumulative Preferred Stock on the Redemption Date. The dividend payable on each share of Variable Rate Cumulative Preferred Stock with respect to the period from the Original Issue Date to the first Dividend Payment Date shall be equal to (i) 14.000% of the Liquidation Preference multiplied by
     (ii) a fraction equal to (A) the number of days from and including the Original Issue Date to (but excluding) the Dividend Payment Date divided by
     (B) 360.

          (b) All dividends paid with respect to shares of the Variable Rate Cumulative Preferred Stock pursuant to Section 2(a) shall be paid pro rata to the Holders entitled thereto.

          (c) Each fractional share of Variable Rate Cumulative Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Variable Rate Cumulative Preferred Stock pursuant to Section 2(a), and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for in Section


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     2(a) with respect to dividends on each outstanding share of Variable Rate
     Cumulative Preferred Stock. Each fractional share of Variable Rate Cumulative Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding share of Variable Rate Cumulative Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Variable Rate Cumulative Preferred Stock.

          (d) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Company to pay or set apart for payment, any dividends on shares of the Variable Rate Cumulative Preferred Stock at any time.

          (e) (i) Holders of shares of the Variable Rate Cumulative Preferred Stock shall be entitled to receive the dividends provided for in
          Section 2(a) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

               (ii) So long as any shares of the Variable Rate Cumulative Preferred Stock are outstanding and dividends on any Dividend Payment Date have not been paid, the Company shall not: (A) declare, pay or set apart for payment any dividend on any of the Junior Securities;
          (B) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities (other than the repurchase of Junior Securities held by officers or other employees of the Company (if any) pursuant to the terms of management stockholder agreements); (C) make any distribution in respect of Junior Securities, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities); or (D) permit any corporation or other entity directly or indirectly controlling, controlled by, or under common control with the Company to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities.

          (f) Subject to the foregoing provisions of this Section 2, the Board of Directors may declare and the Company may pay or set apart for payment dividends and other distributions on any of the Junior Securities, and may purchase or otherwise redeem any of the Junior Securities or any warrants, rights or options exercisable for or convertible into any of the Junior Securities, and the Holders of the shares of the Variable Rate


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Cumulative Preferred Stock shall not be entitled to share therein.

          (g) The Dividend Rate for any Subsequent Dividend Period will be a floating rate per annum determined by reference to the Treasury Rate, determined as described below, plus 8.6%. The Treasury Rate with respect to the calculation of the Dividend Rate for any Subsequent Dividend Period, will be calculated by the Calculation Agent on the second Market Day preceding the commencement of such Subsequent Dividend Period (each, a "Determination Date"), as follows:

               (i) The Treasury Rate shall be, with respect to any Determination Date, the rate displayed for such Determination Date (or the most recent publication of such rate prior to the Determination Date) on Telerate Page 7055 under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 p.m.," under the column for 10-year U.S. Treasury securities. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time on such Determination Date, the Treasury Rate with respect to such Subsequent Dividend Period will be determined as described in subsection (ii) below.

               (ii) If such rate is no longer displayed on Telerate Page 7055, or if not displayed by 3:00 p.m., New York City time on the Determination Date, as described in subsection (i) above, the Treasury Rate will be such treasury constant maturity rate for 10-year U.S. Treasury securities as published by the Board of Governors of the Federal Reserve System in the weekly statistical release entitled "Statistical Release H.15 (519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)"). If such rate is no longer published, or if not published by 3:00 p.m., New York City time on the Determination Date, the Treasury Rate will be such treasury constant maturity rate (or other United States Treasury rate) for 10-year U.S. Treasury securities as may be then published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on Telerate Page 7055 and published in the relevant H.15(519).

               (iii) If on any Determination Date, the Calculation Agent is required but unable to determine the Treasury Rate in the manner provided in subparagraphs (i) and (ii) above, the Treasury Rate for such Dividend Period shall be the Treasury Rate as determined on the previous Determination Date.


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                  (iv) Each calculation in respect of the Variable Rate
         Cumulative Preferred Stock will be rounded, if necessary, to the nearest one ten-thousandth of a percentage, with five hundred thousandths being rounded upwards.

     Notwithstanding the foregoing or anything herein to the contrary, (i) in the event that the Dividend Rate as calculated in accordance with the foregoing provisions would at any time exceed 16.0000%, such Dividend Rate shall be reduced to 16.0000% per annum for such Subsequent Dividend Period, and (ii) in the event that the Dividend Rate as calculated in accordance with the foregoing provisions would at any time be less than 12.0000%, such Dividend Rate shall be increased to 12.0000% per annum for such Subsequent Dividend Period.

          (h) The Calculation Agent shall, as soon as practicable after 9:00 a.m., New York City time, on each Determination Date, determine the Dividend Rate and inform the Paying Agent. The Paying Agent will calculate the amount of dividends payable in respect of the following Dividend Payment Date during the applicable Dividend Period (the "Dividend Amount").

          (i) All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purpose of the provisions relating to the payment and calculation of dividends on the Variable Rate Cumulative Preferred Stock, whether by the Calculation Agent or Paying Agent, will (in the absence of willful default, bad faith or manifest error) be final, conclusive and binding on the Company and all of the holders of the Variable Rate Cumulative Preferred Stock and no liability will (in the absence of willful default, bad faith or manifest error) attach to the Calculation Agent or Paying Agent in connection with the exercise or non-exercise by any of them of their powers, duties and discretion. None of the Paying Agent, the Calculation Agent or the Company (or any of their respective officers, directors, agents, beneficiaries, employees or affiliates) shall have any liability to any person for the determination of the Treasury Rate which is caused by circumstances beyond its reasonable control.

          3. Liquidation Preference.

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the Holders of shares of Variable Rate Cumulative Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether such assets are capital, surplus or earnings, an amount in cash equal to $100 for each share outstanding, plus an amount in cash equal to accrued but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend


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from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up) before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. After payment of such amount to the Holders of Variable Rate Cumulative Preferred Stock, the Holders of Variable Rate Cumulative Preferred Stock shall be entitled to no further participation in any distribution of assets by the Company. If the assets of the Company are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Variable Rate Cumulative Preferred Stock, then the Holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts which would be payable on such distribution if the amounts to which the Holders of outstanding shares of Variable Rate Cumulative Preferred Stock are entitled were paid in full.

          (b) For the purposes of this Section 3, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or any other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Company.

          4. Redemption.

          (a) Optional Redemption. The Company may redeem, at the option of the Board of Directors, at any time, from any source of funds legally available therefor, in whole or in part, in the manner provided in Section 4(c) hereof, any or all of the shares of Variable Rate Cumulative Preferred Stock, at a redemption price equal to 100% of the aggregate liquidation preference of such shares (which includes an amount equal to the accrued and unpaid dividends, if any, with respect to all such shares through the date of redemption and includes an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the Redemption Date)(the "Optional Redemption Price").

          (b) Pro Rata Redemption; Payment in Cash. In the event of a redemption pursuant to Section 4(a) hereof of only a portion of the then outstanding shares of Variable Rate Cumulative Preferred Stock redeemable thereunder, the Company shall effect such redemption pro rata according to the number of shares held by each Holder of such Variable Rate Cumulative Preferred Stock. All payments of the Optional Redemption Price shall be made in cash.

          (c) Procedure for Redemption. (i) At least ten (10) days and not more than twenty (20) days prior to the date fixed for any redemption of the Variable Rate Cumulative Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Variable Rate


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Cumulative Preferred Stock at such Holder's address as the same appears on the stock register of the Company, provided, however, that neither failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Variable Rate Cumulative Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

     (A)  that the redemption is pursuant to Section 4(a) hereof;

     (B)  the Optional Redemption Price;

     (C) whether all or less than all of the outstanding shares of the Variable Rate Cumulative Preferred Stock redeemable thereunder are to be redeemed and the total number of shares of such Variable Rate Cumulative Preferred Stock being redeemed;

     (D) the number of shares of Variable Rate Cumulative Preferred Stock held by the Holder that the Company intends to redeem;

     (E)  the date fixed for redemption;

     (F) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Variable Rate Cumulative Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, the certificate or certificates representing the shares of Variable Rate Cumulative Preferred Stock to be redeemed; and

     (G) that dividends on the shares of the Variable Rate Cumulative Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Company defaults on the payment of the Optional Redemption Price.

(ii) On or before the date fixed for redemption, each Holder of Variable Rate Cumulative Preferred Stock shall surrender the certificate or certificates representing such shares of Variable Rate Cumulative Preferred Stock to the Company, in the manner and at the place designated in the Redemption Notice, and, on the Redemption Date, the Company shall pay to such Holder the full Optional Redemption Price. Such shares shall be


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     payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(iii) Unless the Company defaults in the payment in full of the Optional Redemption Price, dividends on the Variable Rate Cumulative Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the Holders of such redeemed shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price, without interest.

          (d) Change of Control. (i) Immediately after the occurrence of a Change of Control the Company, subject to rights of the holders of debt securities to have such debt repurchased in the event of a Change of Control, will be required to make an offer as described below (the "Change of Control Offer") to purchase all the outstanding shares of Variable Rate Cumulative Preferred Stock, if any, at a price in cash equal to 101% of the aggregate liquidation preference thereof (which includes all accrued and unpaid dividends to the date of purchase and includes an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date of purchase) (the "Change of Control Payment").


          (e) Procedure for a Change of Control Offer. (i) Within 30 days following any Change of Control, written notice (the "Change of Control Notice") shall be given by first class mail, postage prepaid, to each Holder, which shall state:

               (A)  that the offer is pursuant to Section 4(d) hereof;

               (B) that all shares of Variable Rate Cumulative Preferred Stock properly tendered pursuant to such Change of Control Offer will be accepted for payment;

               (C)  the Change of Control Payment;

               (D) the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, except as may be otherwise required by applicable law (the "Change of Control Payment Date");

               (E) that the Holder is to surrender to the Company, at the place or places where


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                    certificates for shares of Variable Rate Cumulative
                    Preferred Stock are to be surrendered for purchase, in the manner and at the price designated, the certificate or certificates representing the shares of Variable Rate Cumulative Preferred Stock to be purchased; and

               (F) that dividends on the shares of the Variable Rate Cumulative Preferred Stock to be purchased shall cease to accrue on such Change of Control Payment Date unless the Company defaults on the payment of the Change of Control Payment.

          (ii) On or before the date fixed for purchase, each Holder of Variable Rate Cumulative Preferred Stock shall surrender the certificate or certificates representing such shares of Variable Rate Cumulative Preferred Stock to the Company, in the manner and at the place designated in the Change of Control Notice, and, on the Change of Control Payment Date, the Company shall pay to such Holder the full Change of Control Payment. Such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event that less than all of the shares represented by any such certificate are purchased, a new certificate shall be issued representing the unpurchased shares.

          (iii) Unless the Company defaults in the payment in full of the Change of Control Payment, dividends on the Variable Rate Cumulative Preferred Stock purchased pursuant to the Change of Control Offer shall cease to accrue on the Change of Control Payment Date, and the Holders of such purchased shares shall cease to have any further rights with respect thereto on the Change of Control Payment Date, other than the right to receive the Change of Control Payment, without interest.

          (iv) The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any ------------ other securities laws and regulations thereunder to the extent that such laws or regulations are applicable in connection with the repurchase of Variable Rate Cumulative Preferred Stock pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the


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

               Variable Rate Cumulative Preferred Stock, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described herein by virtue thereof.

          5. Voting Rights.

          (a) The Holders of Variable Rate Cumulative Preferred Stock, except as otherwise required under Delaware law and as set forth in paragraphs (b), (c) and (d) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

          (b) Holders of a majority of the issued and outstanding shares of Variable Rate Cumulative Preferred Stock, voting separately and as a class, shall have the right to elect two additional members of the Board of Directors in the event (i) dividends have not been paid for six consecutive Dividend Payment Dates or (ii) there has been any default in the performance by the Company of its obligations under Sections 4(d) or (e) for a period of 30 days.

          (c) Holders of Variable Rate Cumulative Preferred Stock shall have the right to approve by majority vote any sale, lease, transfer, conveyance or other disposition (including by way of merger, consolidation or other business combination), in one or a series of related transactions, of all or substantially all of the assets or a majority of the equity securities of the Company, any liquidation of the Company and any amendment of the Company's Restated Certificate of Incorporation adverse to Holders of the Variable Rate Cumulative Preferred Stock; provided, however, that (a) the creation, authorization or issuance of any shares of Junior Securities or (b) the increase or decrease in the amount of authorized Capital Stock of any class, including any Company Preferred Stock, shall not require the consent of the Holders of Variable Rate Cumulative Preferred Stock and shall not be deemed to adversely affect the rights, preferences, privileges or voting rights of Holders of shares of Variable Rate Cumulative Preferred Stock.

          (d) If vacancies shall exist in the offices of directors elected or to be elected by the Holders of Variable Rate Cumulative Preferred Stock, a proper officer of the Company may, and upon the written request of the Holders of record of at least twenty percent (20%) of the shares of Variable Rate Cumulative Preferred Stock then outstanding addressed to the Secretary of the Company shall, call a special meeting of the Holders of Preferred Stock for the purpose of electing directors. Any such meeting shall be held at the earliest practicable date at the place for the holding of the annual meetings of stockholders. If such meeting shall not be called by a proper officer of the Company within twenty (20) days after personal service of said written request upon the Secretary of the


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Company, or within twenty (20) days after mailing the same within the United
States by certified mail, addressed to the Secretary of the Company at its principal executive offices, then the Holders of record of at least twenty percent (20%) of the outstanding shares of Variable Rate Cumulative Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by the Person so designated upon the notice required for the annual meeting of stockholders of the Company and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Variable Rate Cumulative Preferred Stock so designated shall have access to the lists of stockholders to be called pursuant to the provisions hereof.

          (e) At any meeting held for the purpose of electing directors at which the Holders of Variable Rate Cumulative Preferred Stock shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding Variable Rate Cumulative Preferred Stock shall be required to constitute a quorum of such Variable Rate Cumulative Preferred Stock.

          (f) Any vacancy occurring in the office of a director elected by the Holders of Variable Rate Cumulative Preferred Stock may be filled by the remaining directors elected by the Holders of Variable Rate Cumulative Preferred Stock unless and until such vacancy shall be filled by the Holders of Variable Rate Cumulative Preferred Stock.

          (g) In any case in which the Holders of Variable Rate Cumulative Preferred Stock shall be entitled to vote pursuant to this Section 5 or pursuant to Delaware law, each Holder of Preferred Stock shall be entitled to one vote for each share of Preferred Stock held.

          (h) The voting rights described in Section 5(b) above will continue until such time as all dividends in arrears on the Variable Rate Cumulative Preferred Stock are paid in full or any such default has been cured, as the case may be, at which time the term of the directors elected pursuant to Section 5(b) shall terminate.

          6. Conversion or Exchange.

          Holders of shares of Company Preferred Stock shall not have any rights herein, in the absence of an offer by the Company, to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Company.

          7. Preemptive Rights.


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

          No shares of Company Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto by the Company at any time, regardless of how such securities or such warrants, rights or options may be denominated, issued or granted.

          8. Reissuance of Company Preferred Stock.

          Shares of Company Preferred Stock that have been issued and reacquired in any manner, including, without limitation, shares of Variable Rate Cumulative Preferred Stock redeemed or purchased pursuant to Section 4, shall be cancelled and shall not be reissued until after such time as there shall have been no shares of the Company Preferred Stock outstanding.

          9. Business Day.

          If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

          10. Definitions.

          As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "Affiliate" of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10.0% or more of the voting securities of a Person shall be deemed to be control.

          "Business Day" shall mean a day other than a Saturday, Sunday, national or New York state holiday or other day on which commercial banks in New York City are authorized or required by law to close.

          "Capital Stock" shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether


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

general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

          "Calculation Agent" shall mean any calculation agent (which may be the Company) selected by the Company with respect to the Variable Rate Cumulative Preferred Stock, in its capacity as calculation agent.

          "Capital Gains Amount" shall have the meaning set forth in Section 2(j) above.

          "Change of Control" shall mean the occurrence of any of the following:

          (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole; or

          (ii) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders and their Related Parties, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company.

          "Change of Control Notice" shall have the meaning set forth in Section 4(e) above.

          "Change of Control Offer" shall have the meaning set forth in Section 4(d) above.

          "Change of Control Payment" shall have the meaning set forth in
Section 4(d) above.

          "Change of Control Payment Date" shall have the meaning set forth in
Section 4(e)(i)(D) above.

          "Determination Date" shall have the meaning set forth in Section 2(g) above.

          "Dividend Payment Date" shall means each March 31, June 30, September 30 and December 31 of each year.

          "Dividend Amount" shall have the meaning set forth in Section 2(h) above.

          "Dividend Period" shall mean, with respect to a share of Variable Rate Cumulative Preferred Stock, the Initial Dividend Period and, thereafter, each Subsequent Dividend Period.

          "Dividend Rate" shall have the meaning set forth in Section 2(a) above.

          "Exchange Act" shall have the meaning set forth in Section 4(e)(iv) above.

          "H.15(519)" shall have the meaning set forth in Section 2(g) above.

          "Holder" shall mean a record holder of shares of Variable Rate Cumulative Preferred Stock.

          "Initial Dividend Period" shall mean the dividend period commencing on and including the Original Issue Date and ending on and including, the fifth successive Dividend Payment Date to occur thereafter.

                  "Junior Securities" shall have the meaning set forth in
Section 1 above.

          "Market Day" shall mean any Business Day on which commercial banks are open for business in New York City.

          "Officer" shall mean the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

          "Optional Redemption Price" shall have the meaning set forth in
Section 4(a) above.

          "Original Issue Date" shall have the meaning set forth in Section 2(a) above.

          "Paying Agent" shall mean any paying agent (which may be the Company) selected by the Company with respect to the Variable Rate Cumulative Preferred Stock, in its capacity as paying agent.

          "Permitted Holders" shall mean Kohlberg Kravis Roberts & Co. L.P. and any of its Affiliates.

          "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture association, joint stock company, trust, unincorporated association, government or any agency or political subdivision or any other entity.

          "Redemption Date" with respect to any shares of Variable Rate Cumulative Preferred Stock, shall mean the date on which such shares of Variable Rate Cumulative Preferred Stock are redeemed by the Company.

          "Redemption Notice" shall have the meaning set forth in Section 4(c)(i) above.

          "Related Parties" shall mean any Person controlled by a Permitted Holder, including any partnership or limited liability company of which a Permitted Holder or its Affiliates is the general partner or managing member, as the case may be.

          "Subsequent Dividend Period" shall have the meaning set forth in
Section 2(a) above.

          "Subsidiary" shall mean, with respect to any Person, (i) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly-Owned Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

          "Telerate Page 7055" shall mean the display designated as Page 7055 on the Dow Jones Telerate Service (or such other pages as may replace Page 7055 on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)).

          "Treasury Rate" shall have the meaning set forth in Section 2(g) above.

          "Voting Stock" of any Person as of any date shall mean the Capital Stock of such person that is at the time entitled to vote in the election of the Board of Directors of such person.

          "Wholly-Owned Subsidiary" of any Person shall mean a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person and one or more Wholly-Owned Subsidiaries of such Person.

          11. Legally Available Funds.

          The Company shall use its best efforts, including, without limitation, through the revaluation of its assets in accordance with the General Corporation Law of the State of Delaware, to make or keep funds legally available to satisfy in full its obligations under this Certificate, including, without limitation, those obligations arising pursuant to Section 4 hereof. The Variable Rate Cumulative Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank senior in right of payment and otherwise to all classes of common stock of the Company and each other class of Capital Stock or series of preferred stock of the Company.

          FIFTH: The Board of Directors, acting by majority vote, may alter, amend or repeal the By-Laws of the Company.

          SIXTH: A director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Company hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

          SEVENTH: To the fullest extent permitted by the laws of the State of
Delaware:

          A. The Company shall indemnify any person (and such person's heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, for and against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. Notwithstanding the preceding sentence, the Company shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board of Directors of the Company. The Company may indemnify any person (and such person's heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was an employee or agent of the Company or, while an employee or agent of the Company, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, for and against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals.

          B. The Company shall promptly pay expenses incurred by any person described in the first sentence of subsection (a) of this Article Seventh, Section (1) in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of appropriate documentation.

          C. The Company may purchase and maintain insurance on behalf of any person described in subsection (A) of this Article Sixth, Section (1) against any liability asserted against such person, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Article Seventh, Section (1) or otherwise.

          D. The provisions of this Article Seventh, Section (1) shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Article Seventh, Section (1) shall be deemed to be a contract between the Company and each director or officer who serves in such capacity at any time while this Article Seventh, Section (1) and the relevant provisions of the laws of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Article Seventh, Section
     (1) shall be
     found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Article Seventh, Section (1) shall neither be exclusive of, nor be deemed in limitation of, any rights to which an officer, director, employee or agent may otherwise be entitled or permitted by contract, this Restated Certificate of Incorporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person's official capacity and actions in any other capacity while holding such office, it being the policy of the Company that indemnification of any person whom the Company is obligated to indemnify pursuant to the first sentence of subsection (A) of this Article Seventh, Section (1) shall be made to the fullest extent permitted by law.

          E. For purposes of this Article Seventh, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Company" shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

          IN WITNESS WHEREOF, Evenflo Company, Inc. has caused this Restated Certificate of Incorporation to be signed by a duly authorized officer on August 18, 1998.


                                        EVENFLO COMPANY, INC.



                                        By:______________________________
                                        Name: Robert K. Adikes
                                        Title: Secretary